Exhibit 8.1

August 21, 2014

Miller Energy Resources, Inc.

9721 Cogdill Road, Suite 302

Knoxville, TN 37932

Re: Miller Energy Resources, Inc.

Ladies and Gentlemen:

We have acted as counsel for Miller Energy Resources, Inc., a Tennessee corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale by the Company of 750,000 shares of the Company’s 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock, par value $0.0001 per share and liquidation preference $25.00 per share (the “Series D Preferred Stock”), pursuant to the Registration Statement on Form S-3 (No. 333-183750) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Company that became effective on September 18, 2012, including the base prospectus contained therein, the Preliminary Prospectus Supplement filed with the Commission on August 20, 2014, and the Final Prospectus Supplement filed with the Commission by the Company on August 21, 2014 (collectively, the “Prospectus Supplement”), relating to the offering of the Series D Preferred Stock. In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement.

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we are of the opinion that the statements of legal conclusions contained in the Discussion, insofar as they purport to constitute statements of U.S. federal tax law and regulations or legal conclusions with respect thereto, are accurate in all material respects as of the date of the Prospectus Supplement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein, and (iv) other information provided to us by the Company.

One Riverfront Plaza, 1037 Raymond Boulevard, Sixteenth Floor

Newark, New Jersey 07102

Phone: 973.491.3600 \ Fax: 973.491.3555

CALIFORNIA \ CONNECTICUT \ MASSACHUSETTS \ MICHIGAN \ NEW JERSEY \ NEW YORK \ PENNSYLVANIA \ VIRGINIA \ WASHINGTON, D.C.

Paul D. Drobbin \ Attorney in charge, Newark office \ LeClairRyan is a Virginia professional corporation

Miller Energy Resources, Inc.

August 21, 2014

We hereby consent to the filing of this opinion of counsel with the Commission, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ LeClairRyan, A Professional Corporation